EXHIBIT 99.1

                   TEXACO ANNOUNCES $600 MILLION REDUCTION IN
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                   1999 CAPITAL AND EXPLORATORY SPENDING PLAN
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   Spending Plan Coupled with Accelerated $650 Million Cost Reduction Program

FOR  IMMEDIATE  RELEASE:   THURSDAY,  JANUARY  7,  1999.
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         WHITE PLAINS, N.Y., Jan. 7 - Texaco Inc. today announced a revised 1999 capital and exploratory (capex) plan of $3.7 billion, including subsidiaries and affiliates, down $600 million from its original $4.3 billion plan. Texaco will also accelerate its $650 million cost and expense reduction program announced in December 1998.
         Commenting on the revised capex plan, Texaco Chairman and Chief Executive Officer Peter I. Bijur stated, "Given this period of low energy prices, our revised spending plan together with our cost and expense reduction program are appropriate actions. We are strategically focusing capital on the key projects that represent optimum long-term growth opportunities, and at the same time continuing our effort to drive down costs. These measures will assist Texaco in weathering this extended period of low prices."
         At Texaco's annual security analysts meeting in December 1998, the company announced a 1999 capex plan of $4.3 billion, based on an average WTI crude price of $15.00 per barrel. The revised plan of $3.7 billion is based on a lower crude price premise, reflecting general industry consensus that crude oil prices will not rebound as previously expected.
         For the year 1998, capital expenditures are expected to be 11 percent below the $4.6 billion originally planned. Texaco reduced its spending program during 1998 when it became evident that oil prices would remain low for an
extended  period.   Preliminary  1998  and  forecasted  1999   expenditures  for
subsidiaries and affiliates are as follows (in billions of dollars):

                                  1998                                   1999
                                  ----                                   ----
         Subsidiaries             $3.0                                   $2.7
         Affiliates                1.1                                    1.0
                                   ---                                    ---
         Total                    $4.1                                   $3.7



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         The  subsidiary  capital  program  includes most of Texaco's  worldwide upstream business and its European and Latin American downstream businesses, as well as natural gas and other businesses.
         The affiliate capital program includes Texaco's share of the U.S. downstream alliance companies (Equilon and Motiva), Caltex, and power and cogeneration projects in Thailand, Italy, Philippines and Brazil. The capital requirements of Equilon, Motiva and Caltex, which are fully funded through affiliates, will be lower in 1999. Expenditures for the power and cogeneration projects, also funded through affiliates, will increase by some $250 million in 1999.
         In the U.S. upstream, spending will be directed primarily toward continuing development of the Deepwater Gulf of Mexico. Major international
upstream  projects  include  exploration  activities  in  Nigeria,   Angola  and
Trinidad. Development work on the Captain B, Jade and Elgin-Franklin fields in the U.K. North Sea and projects in Denmark will be fully funded. However, development expenditures in certain other international areas will be deferred due to depressed economic conditions.
         In the Europe and Latin America downstream regions, 80 percent of the expenditures are centered on marketing and 20 percent on manufacturing.
Marketing   expenditures  are  for  service  stations  and  logistical  support, primarily in growth-oriented markets such as the U.K., Ireland and the Caribbean. Most of the manufacturing capital will be spent at the Pembroke Plant in the U.K. on feedstock flexibility and projects to satisfy the more stringent European fuel specification requirements.
          At the security analysts meeting, Texaco outlined other steps the company is taking to manage in the low price environment, including cost and expense reductions. The company identified recurring annual cost and expense reductions of $650 million through the year 2000, of which $450 million is expected to be realized in 1999. Significant efforts are underway to accelerate the realization of the full $650 million in 1999.

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Note:  This press release  contains  forward-looking  statements  about Texaco's plans for capital and exploratory spending and for cost and expense reductions. These plans may change if business conditions, such as energy prices and world economic conditions, change. For a further discussion of additional factors that
could   cause   actual   results  to   materially   differ  from  those  in  the
forward-looking    statements,    please   refer   to   the   section   entitled
"Forward-Looking Statements" in Texaco's 1997 Annual Report on Form 10-K.


CONTACTS:     Faye Cox (914) 253-7745
              Chris Gidez (914) 253-4042